Exhibit 12.1

Calculation of Ratio of Earnings to Fixed Charges

	Year Ended December 31,					January 1, 2004 to August 13,		August 14, 2004 to December 31,	Year ended December 31,		Year ended December 31,
(dollars in millions)	2002		2003			2004		2004	2005		2006
Earnings
Income (loss) before provision for income taxes		$53,624		$11,861		$24,262		$(4,481)	$8,494		$(3,497)
Plus: fixed charges		5,939		5,536		3,879		11,689	36,292		$38,830

		$59,563		$17,397		$28,141		$7,208	$44,786		$35,333

Fixed Charges:
Gross Interest expense		4,242		3,530		3,098		11,224	34,517		$37,318
Estimate of the interest within operating leases		1,697		2,006		781		465	1,775		$1,512

		$5,939		$5,536		$3,879		$11,689	$36,292		$38,830

Ratio of earnings to fixed charges	x	10.0	x	3.1	x	7.3	x	*	1.2	x	*

*	Due the losses for the period August 14, 2004 through December 31, 2004 and for the year ended December 31, 2006, the coverage ratio was less than 1:1. Innophos must generate additional earnings of $4,481 and $3,497 for the period August 14, 2004 through December 31, 2004 and the year ended December 31, 2006 respectively, to achieve a ratio of 1:1 for those periods.